February 25, 2003
Mr. Michael J. Donaghue
Worcester County Treasurer
3 Court House
Worcester, MA 01608

Re: Worcester Regional Retirement System Pension Plan

Dear Mike,

I'm writing to let you know of a change at Evergreen Investments that will affect the pension plan assets currently invested in the Evergreen Select Small Cap Growth Fund.

Pending shareholder approval, effective June 13, 2003, the Evergreen Select Small Cap Growth Fund will be merged into Evergreen Growth Fund. My hope would be to meet with you and Kevin in the coming weeks to thoroughly review your options within Evergreen, and provide you with information that will assist in the decision making process. Although we will not need direction from you until May or June, I wanted to forward formal notification now, so you will have time to explore all your options.

Evergreen Investments' decision to do fund consolidations was driven by a commitment to offer a fund family which is streamlined, complete, and competitive in the marketplace. Proxy materials relating to the proposed merger of Evergreen Select Small Cap Growth Fund into Evergreen Growth Fund will be provided to shareholders on or about April 11, 2003. In advance of your receipt of those materials, I have included with this letter a copy of (1) Evergreen Growth Fund's current prospectus and (2) both Funds' current Fact Sheets in order to provide you with a summary of specific information about each Fund, including investment strategy, portfolio composition and performance as of December 31, 2002.

After the Merger, Evergreen Select Small Cap Growth Fund's Portfolio Manager, Tom Holman, will continue to run Evergreen Investments' small cap growth strategy for a number of separate accounts as well as the small cap growth allocation of the Evergreen Global Opportunities Fund. One option for the plan would be to have Tom Holman continue as portfolio manager for the plan under a separate account employing the same small cap growth strategy that he has been using for the current Fund. This option would require that we transfer the assets from the Fund to a separate account. The fees for separate account management are very close to the mutual fund:

o        Mutual Fund I Shares - 87 BPs
o        Separate Account - 90 BPs on the first $10 M, and 77 BPs above $10 M

We could probably structure the fees so that the change is fee neutral to the plan.

A second option for the plan would be to remain invested in Evergreen Select Small Cap Growth Fund through the merger into the Evergreen Growth Fund in June resulting in an exchange of the plan's existing investment for shares of Evergreen Growth Fund. In addition to board notification and approval, Kevin Leonard tells me that PERAC might have some additional requirements.

Mike, I look forward to discussing these options further with you and Kevin in the coming weeks, and providing you with the information you and your board need to make an informed decision. In the meantime, please call me at (215) 670-3425 if you have any questions.

James B. McElwain
Director, Client Management

CC: Kevin Leonard, Segal Advisors

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The Fund expects to file  preliminary  proxy  materials with the SEC on or about
February 25, 2003. After filing definitive proxy materials with the SEC on or about March 25, 2003, the Fund will mail prospectus/proxy statements relating to the transaction to shareholders on April 11, 2003. Shareholders are urged to read the prospectus/proxy statement as it contains important information. The proxy statement and other relevant documents are also available at no charge from the SEC's website at www.sec.gov. This document does not constitute an offer of any securities for sale.